Exhibit 99.3

EXPLANATORY NOTE

When used in this Exhibit, the term “SunPower” refers to SunPower Corporation and not its subsidiaries; and the terms “Maxeon Solar,” “we,” “us” and “our” refer collectively to Maxeon Solar Technologies, Pte. Ltd. or Maxeon Solar Technologies, Ltd. (as the case may be) and its subsidiaries, in each case, unless the context otherwise requires or indicates. Capitalized terms used but not defined herein have the meanings assigned to them in Maxeon Solar’s registration statement on Form 20-F initially filed with the Securities and Exchange Commission on July 2, 2020, which registration statement is not yet effective (the “Form 20-F”).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements reflect adjustments to our historical financial results in connection with the spin-off and the investment. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended December 29, 2019 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 29, 2020 give effect to the spin-off and the investment as if they had occurred on December 31, 2018, the beginning of our most recently completed fiscal year. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to these events as if they occurred as of March 29, 2020, our latest balance sheet date. Our reference to the combined financial statement(s) includes the relevant condensed combined financial statement(s) for the periods presented throughout the rest of this section.

The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following (collectively, the “Pro Forma Adjustments”):

•	the incurrence of debt and the funding of cash between us and SunPower as part of our plan to capitalize our company;

•	the contribution in cash by TZS in exchange for a number of our shares such that immediately following such issuance, TZS will own 28.848% of our outstanding shares;

•	the incurrence and repayment of a promissory note due from a Maxeon Solar subsidiary to SunPower;

•	the transfer of certain intellectual property necessary for the operation of our company;

•	the incurrence of income taxes in certain jurisdictions as a result of an internal reorganization undertaken for the sole purpose of facilitating the separation and distribution;

•

the distribution, expected to be taxable to SunPower and intended to be tax-free to SunPower shareholders, for U.S. federal income tax purposes, of our shares of stock to SunPower shareholders, based on the distribution of one Maxeon Solar share for every eight SunPower shares outstanding as of the record date for the distribution, and the resulting redesignation of SunPower’s historical net investment as common stock and additional paid-in capital; and

•	the impact of transactions contemplated by the Separation and Distribution Agreement, Investment Agreement, Tax Matters Agreement and Transition Services Agreement.

The historical financial information has been adjusted to give pro forma effect to events that are (i) related and/or directly attributable to the spin-off and the investment, (ii) factually supportable, and (iii) with respect to the pro forma statement of operations, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X for illustrative purposes only and is based upon currently available information and preliminary estimates and assumptions that we believe to be reasonable under the circumstances. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial position would have been had the spin-off and the investment occurred on the dates indicated nor do they purport to project the results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions or any anticipated operating efficiencies or cost savings that may result from the spin-off and the investment described above.

In connection with the spin-off, we and SunPower anticipate entering into the Transition Services Agreement in which SunPower will provide certain corporate and administrative services to us. Pro forma adjustments have been made to the historical combined financial statements for the anticipated Transition Services Agreement based on management’s best estimates of charges to be incurred on an annual basis as of the filing date. Such estimates may differ from actual charges to be incurred in the near future as the terms of the Transition Services Agreement remain subject to change.

The unaudited pro forma condensed combined financial information is subject to change based on the finalization of the terms of the spin-off, the investment and the following agreements: a Tax Matters Agreement, an Employee Matters Agreement, a Transition Services Agreement, a Brand Framework Agreement, a Cross License Agreement, a Collaboration Agreement, a Supply Agreement and a Back-to-Back Agreement (collectively, the “Ancillary Agreements”). If the actual facts are different than these assumptions, then the unaudited pro forma condensed combined financial information will be different, and those changes could be material.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 29, 2019

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$1,198,301	$—		$1,198,301
Cost of revenue	1,200,610	(7,120)	(f)	1,192,918
	—	(572)	(g)	—

Gross (loss) profit	(2,309)	7,692		5,383

Operating expenses:
Research and development	36,997	—	(g)	36,997
Sales, general and administrative	96,857	(2,082)	(g)	94,775

Restructuring charges	(517)	—		(517)

Total operating expenses	133,337	(2,082)		131,255

Operating loss	(135,646)	9,774		(125,872)
Other expense, net
Interest expense	(25,831)	(12,075)	(d)	(17,949)
	—	(1,306)	(e)	—
	—	19,485	(i)	—
	—	(177)	(m)	—
	—	1,955	(n)	—

Other, net	(1,961)	—		(1,961)

Other expense, net	(27,792)	7,882		(19,910)

Loss before income taxes and equity in losses of unconsolidated investees	(163,438)	17,656		(145,782)
Provision for income taxes	(10,122)	—	(j)	(10,122)

Equity in losses of unconsolidated investees	(5,342)	—		(5,342)

Net loss	(178,902)	17,656		(161,246)

Net loss attributable to noncontrolling interests	(4,157)	—		(4,157)

Net loss attributable to the Company	$(183,059)	$17,656		$(165,403)

Basic and diluted net loss per share attributable to the Company	$—		(k)	$(6.50)

Basic and diluted weighted-average shares	—		(k)	25,438

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 29, 2020

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical	Pro Forma Adjustments		Notes	Pro Forma
Revenue	$227,640	$			$227,640
Cost of revenue	224,408		(1,780)	(f)	222,543
			(85)	(g)

Gross profit	3,232		1,865		5,097

Operating expenses:
Research and development	8,570		—	(g)	8,570
Sales, general and administrative	24,242		(165)	(g)	24,077
Restructuring charges	—		—		—

Total operating expenses	32,812		(165)		32,647

Operating loss	(29,580)		2,030		(27,550)
Other expense, net
Interest expense	(5,905)		(3,019)	(d)	(4,511)
			(327)	(e)
			4,563	(i)
			177	(m)

Other, net	4,631		—		4,631

Other expense, net	(1,274)		1,394		120

Loss before income taxes and equity in losses of unconsolidated investees	(30,854)		3,424		(27,430)
Provision for income taxes	(468)		—	(j)	(468)
Equity in losses of unconsolidated investees	245		—		245

Net loss	(31,077)		3,424		(27,653)
Net loss attributable to noncontrolling interests	(672)		—		(672)

Net loss attributable to the Company	(31,749)		3,424		(28,325)

Basic and diluted net loss per share attributable to the Company	$—			(k)	$(0.96)

Basic and diluted weighted-average shares	—			(k)	29,659

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 29, 2020

(IN THOUSANDS)

	Historical	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$55,792	$(5,792)	(a)	$390,125
	—	298,000	(b)	—
	—	(100,000)	(c)	—
	—	167,125	(d)	—
	—	(25,000)	(o)	—
Restricted short-term marketable securities	6,196	—		6,196
Accounts receivable, net	127,659	—		127,659
Inventories	208,084	—		208,084
Advances to suppliers, current portion	98,452	—		98,452
Prepaid expenses and other current assets	39,131	1,098	(l)	36,349
	—	(3,880)	(m)	—

Total current assets	535,314	331,551		866,865
Restricted long-term marketable securities
Property, plant and equipment, net	270,865	(11,711)	(g)	259,154
Operating lease right-of-use assets	18,129	(8,003)	(g)	10,126
Other intangible assets, net	3,233	(2,967)	(f)	266
Advances to suppliers, net of current portion	13,993	—		13,993
Other long-term assets	52,212	—		52,212

Total assets	$893,746	$308,870		$1,202,616

Liabilities and Equity
Current liabilities:
Accounts payable	$249,193	$—		$249,193
Accrued liabilities	81,570	(6,429)	(m)	75,141
Contract liabilities, current portion	45,668	—		45,668
Short-term debt	46,583	(8,583)	(a)	38,000
Operating lease liability, current portion	2,475	(502)	(g)	1,973

Total current liabilities	425,489	(15,514)		409,975

Long-term debt	1,315	(1,315)	(a)	167,125
		167,125	(d)
Contract liabilities, net of current portion	32,324			32,324
Operating lease liability, net of current portion	17,667	(8,762)	(g)	8,905
Other long-term liabilities	42,935			42,935

Total liabilities	519,730	141,534		661,264

Commitment and contingencies
Equity:
Common stock, no par value	—	—		—
Additional paid-in capital	—	4,106	(a)(h)	541,382
	—	298,000	(b)	—
	—	(100,000)	(c)(h)	—
	—	(2,967)	(f)(h)	—
	—	(10,450)	(g)(h)	—
	—	1,098	(l)(h)	—
	—	2,549	(m)(h)	—
	—	(25,000)	(o)(h)	—
	—	374,046	(h)	—
Net Parent investment	374,046	(374,046)	(h)	—
Accumulated other comprehensive loss	(6,006)	—		(6,006)

Equity attributable to the Company	368,040	167,336		535,376
Noncontrolling interests	5,976	—		5,976

Total equity	374,016	167,336		541,352

Total liabilities and equity	$893,746	$308,870		$1,202,616

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

MAXEON SOLAR TECHNOLOGIES, PTE. LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial statements for the year ended December 29, 2019 and three months ended March 29, 2020 include the following adjustments:

a)

Following the spin-off and immediately prior to the investment, we will have $50.0 million available cash and target debt, defined as outstanding debt prior to the spin-off, not to exceed $38.0 million. The Pro Forma Adjustments reflect the repayment of the Company’s outstanding debt in excess of the target debt amount and the return of cash in excess of the target cash amount to SunPower in accordance with the Investment Agreement.

b)

Immediately following the spin-off, TZS will contribute $298.0 million in cash to us in exchange for a number of newly registered Maxeon Solar shares such that immediately following such issuance, TZS will own 28.848% of our outstanding shares. The Pro Forma Adjustments do not include interest income that would likely be earned on the additional cash resulting from this capital injection. The usage of cash in our ongoing operations is undeterminable at this time and accordingly, we are unable to determine the amount of interest we expect to earn on any amounts deposited.

c)

Prior to the spin-off, as part of the restructuring to effect the transaction, a Maxeon Solar subsidiary intends to issue a promissory note for a principal amount of $100.0 million to SunPower in exchange for intellectual property necessary for the operation of the Maxeon Business. The promissory note, which was contractually negotiated by SunPower and Maxeon Solar, is to be repaid with a combination of cash on hand and funds received in connection with the spin-off, with such repayment conditioned upon effectiveness of the spin-off and receipt of the TZS contribution. The Pro Forma Adjustments reflect the transfer to Maxeon Solar from SunPower of this internally developed technology at a carryover basis of zero, for non-U.S. federal income tax purposes, and the corresponding cash outflow to repay the promissory note. The $100.0 million cash outflow for the transfer of internally developed technology at a carryover basis of zero effectively results in a $100.0 million net parent distribution. The transaction represents a transaction between entities under common control and as such the carrying value of the intellectual property transferred is not intended to be reflective of fair value.

d)

We expect that, prior to the spin-off, we will enter into various debt financing arrangements providing for a total available borrowing capacity of up to $325.0 million. As one of the financing arrangements, Maxeon Solar may issue debt securities or equity-linked debt securities in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act. For purposes of the unaudited pro forma condensed combined financial statements, we have assumed that Maxeon Solar has issued $175.0 million aggregate principal amount of convertible notes due 2025, net of issuance costs of $7.9 million. The Pro Forma Adjustments reflect interest expense of $12.1 million and $2.6 million for the year ended December 29, 2019 and three months ended March 29, 2020, respectively, based on an assumed per annum interest rate, as well as the amortization of the issuance costs using the effective interest method. As the actual aggregate principal amount and the per annum interest rate may be different than the assumed amount, a change in the aggregate principal amount or the per annum interest rate may result in annual interest expense that is significantly different than the pro forma annual interest expense. For each 0.125% increase (or decrease) in the actual interest rate, interest expense for the year ended December 29, 2019 would increase (or decrease) by approximately $0.2 million based on the assumed principal amount borrowed.

Upon issuance of the convertible notes due 2025, we may be required under ASC 470-20 to recognize a debt discount as a decrease in debt and a corresponding increase in equity as convertible debt that may be wholly or partially settled in cash is required to be separated into a debt component and an equity component. The debt component is then accreted up to the principal amount over the expected term of the debt using the effective interest method such that interest expense reflects the issuer’s nonconvertible debt interest rate. The amounts shown in the unaudited pro forma condensed combined financial information for the convertible notes due 2025 is the assumed aggregate principal amount without reflecting the debt discount that we may be required to recognize as ASC 470-20 does not affect the actual amount that we are required to repay.

Additionally, in the event Maxeon Solar issues convertible notes, Maxeon Solar may use a portion of the net proceeds from the issuance to fund a forward stock purchase transaction. As the timing and amount of any forward stock purchase transaction are uncertain, the Unaudited Pro Forma Condensed Combined Balance Sheet is not adjusted to reflect the impact of any such forward stock purchase transaction. We cannot assure you that a convertible note offering will be commenced or completed. The foregoing description and other information regarding a convertible notes offering is included herein solely for informational purposes. Nothing in this Exhibit or the Form 20-F should be construed as an offer to sell, or a solicitation of an offer to buy, any convertible notes.

e)

We expect that, prior to the spin-off, we will enter into various debt financing arrangements providing for a total available borrowing capacity of up to $325.0 million, including term loans, revolving credit facilities and issuances of debt or equity-linked debt securities. For purposes of the unaudited pro forma condensed combined financial information, we have assumed that Maxeon Solar will enter into term loan facilities and enter into or have access to revolving credit and working capital facilities providing for available borrowings of up to $150.0 million. We expect these facilities will fund future capital expenditures, working capital and be used for general corporate purposes. As Maxeon Solar is not expected to make a draw down at the time of the spin-off, the usage of cash under these facilities has been excluded from this unaudited pro forma condensed combined financial information. The Pro Forma Adjustments reflect commitment fees based on an assumed per annum interest rate on the unused portions of the term loan facility and revolving credit facility, aggregating to $1.3 million and $0.3 million of interest expense for the year ended December 29, 2019 and the three months ended March 29, 2020, respectively.

Additionally, a change in the proportion of amounts borrowed under the term loan or the revolving credit facility or differences between the actual interest rate and the assumed interest rate, including the commitment fees, may result in annual interest expense that is significantly different than the pro forma annual interest expense.

f)

The adjustment reflects the removal of Cogenra related intangible asset balance of $3.0 million reflected on the historical Combined Balance Sheet as of March 29, 2020 and related amortization of $7.1 million and $1.8 million reflected on the historical Combined Statement of Operations for the year ended December 29, 2019 and three months ended March 29, 2020, respectively. Such intangible assets will be retained by SunPower. While intellectual property will be licensed back to the Company from SunPower, no pro forma adjustments have been made to the historical Combined Statement of Operations for the anticipated licensing agreement as there is no additional licensing fee to be incurred.

g)

In connection with the spin-off, certain assets and liabilities will not be transferred to us by SunPower. These assets and liabilities formed a portion of our historical business prior to the spin-off, but ultimately will not be transferred per the Separation and Distribution Agreement. The expenses, including depreciation, related to those assets and liabilities were previously included within our historical Combined Statement of Operations as a charge to us through allocations from SunPower. Such expenses were accordingly removed from our historical Combined Statement of Operations. Although certain research and development-related assets will not be transferred per the Separation and Distribution Agreement, expenses incurred relating to these assets will be cross charged to us through the Product Collaboration Agreement. As such, the research and development expenses relating to these assets were not adjusted.

h)

The adjustment reflects the elimination of net parent contribution and the recapitalization of our equity in connection with the spin-off. As of the spin-off date, SunPower’s investment in our business will be redesignated as our stockholders’ equity and will be allocated between ordinary shares and additional paid-in capital based on the number of shares outstanding at the spin-off date. SunPower shareholders will receive shares based on a distribution ratio of one Maxeon Solar share for every eight SunPower shares outstanding as of the record date for the distribution. The total redesignation from net parent contribution to additional paid-in capital is $541.4 million and includes (1) SunPower’s $374.0 million historical investment in us and (2) the effect of all pro forma adjustments representing a $167.3 million net parent distribution.

i)

In December 2015, SunPower issued $425.0 million in principal amount of 4.00% debentures due 2023 (“the debentures”), the proceeds of which were used to finance the construction of our solar cell manufacturing facility in the Philippines which relates to our historical business. As such, the interest and other costs associated with the debentures are reflected in our Combined Statement of Operations. The Pro Forma Adjustments reflect the removal of $17.0 million and $4.3 million of interest expense for the year ended December 29, 2019 and three months ended March 29, 2020, respectively, and $2.5 million and $0.3 million of debt issuance cost amortization for the year ended December 29, 2019 and three months ended March 29, 2020, respectively, and as the liability for these debentures is retained by SunPower and will not be transferred to us.

j)

Based on the pro forma loss before income taxes for the year ended December 29, 2019 and three months ended March 29, 2020, we believe that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is necessary against the net deferred tax assets. Therefore, no incremental Pro Forma Adjustments were recognized on the Unaudited Pro Forma Condensed Combined Statement of Operations.

k)

The calculations of pro forma basic and diluted net loss per share and average shares outstanding for the period presented are based on SunPower’s 144,796 and 168,822 weighted-average common shares outstanding for the year ended December 29, 2019 and for the three months ended March 29, 2020, respectively, as adjusted for the expected distribution ratio of one Maxeon Solar share for every eight SunPower shares and for the issuance of shares to effect TZS’ 28.848% ownership of our total outstanding shares upon distribution.

l)

We are involved in various lawsuits, claims, investigations and proceedings. SunPower has agreed to indemnify us for certain litigation claims for which we or one of our subsidiaries is named the defendant or party to. The liabilities related to these legal claims are reflected on our historical Combined Balance Sheet as of March 29, 2020. The Pro Forma Adjustments reflect the recognition of $1.1 million of indemnification receivable from SunPower included in prepaid expenses and other current assets.

m)

The Separation and Distribution Agreement requires that all receivables, payables and loans between Maxeon Solar and SunPower be settled prior to the spin-off. The Pro Forma Adjustments reflect removal of these amounts to assume settlement along with the interest expense incurred during the year ended December 29, 2019 and three months ended March 29, 2020 associated with these intercompany loans due between us and SunPower.

n)

In connection with our 2016 acquisition of 100% equity voting interest in our former joint venture AUO SunPower Sdn. Bhd., we are required to make non-cancellable annual installment payments during 2019 and 2020. As per the Investment Agreement, SunPower made the payment that was due in September 2019, which is reflected as a net parent investment in the historical Combined Balance Sheet. The Pro Forma Adjustment reflects removal of the non-cash accretion charges related to the 2019 installment payment of $2.0 million included in interest expense.

o)

As part of the Separation and Distribution Agreement, we are required to reimburse SunPower up to $25.0 million for transaction expenses that they will incur in connection with the separation. This adjustment represents the expected reimbursement of $25.0 million.